                                                                 EXHIBIT (A)(15)

                    FIRST CHICAGO TRUST COMPANY OF NEW YORK
                               CORPORATE ACTIONS
                                   SUITE 4660
                                 P.O. BOX 2569
                           JERSEY CITY, NJ 07303-2569

                                August 31, 1999

Dear Participants of The Turner Corporation Employee Stock Purchase Plan:

     As a holder of shares of common stock, par value $1.00 per share, including the associated rights (collectively, the "Shares"), of The Turner Corporation (the "Company"), we are delivering to you with this letter a copy of the Offer to Purchase, dated August 20, 1999 (the "Offer to Purchase") and the Solicitation/Recommendation Statement of the Company in connection with the offer (the "Offer") by Beta Acquisition Corp., a Delaware corporation ("Beta") and an indirect wholly owned subsidiary of HOCHTIEF AG, a corporation organized under the laws of Germany ("Hochtief"), to purchase all of the issued and outstanding Shares, at a price of $28.625 per Share, net to the seller in cash. The enclosed Offer to Purchase and Solicitation/Recommendation Statement of the Company describe the tender offer in greater detail, including the conditions that must be satisfied before Beta will purchase shares in the tender offer. After Beta purchases shares in the tender offer, Turner will merge with Beta. Thereafter, the Company will be a wholly owned subsidiary of Hochtief.

     Any Shares purchased by you through the Company's Employee Stock Purchase Plan (the "ESPP") and held by First Chicago Trust Company of New York ("First Chicago") on your behalf may be tendered by First Chicago pursuant to your instructions. The Offer is scheduled to expire at 12:00 MIDNIGHT, NEW YORK CITY TIME, ON SEPTEMBER 17, 1999 (the "Expiration Date"), unless the Offer is extended, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer shall expire.

     TO INSTRUCT FIRST CHICAGO TO TENDER SHARES HELD BY FIRST CHICAGO IN YOUR ESPP ACCOUNT AT THE TIME OF THE EXPIRATION DATE AND TO DELIVER SUCH SHARES TO THE DEPOSITARY FOR THE OFFER, PLEASE COMPLETE THE ATTACHED INSTRUCTION FORM AND RETURN IT TO FIRST CHICAGO IN THE ENVELOPE PROVIDED PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON OR BEFORE WEDNESDAY, SEPTEMBER 15, 1999, THE DATE WHICH IS TWO DAYS PRIOR TO THE CURRENT EXPIRATION DATE, SO THAT FIRST CHICAGO MAY PROPERLY TENDER SUCH SHARES TO THE DEPOSITARY PRIOR TO THE EXPIRATION DATE. PLEASE NOTE THAT IF THIS FORM IS NOT RECEIVED AS OF THE EFFECTIVE DATE, YOUR SHARES WILL NOT BE TENDERED, UNLESS FIRST CHICAGO DETERMINES THAT IT IS LEGALLY OBLIGATED TO DO SO.

     In order to ensure that your instructions to First Chicago remain confidential, please return the Instruction Form directly to First Chicago. Your instructions to First Chicago will be kept confidential.

     If you previously signed and returned a Letter of Transmittal in connection with Shares held by you outside your ESPP account, you must still complete the Instruction Form and return it to First Chicago in order to tender Shares held by you in your ESPP account. The Instruction Form will serve as confirmation of your tender of the Shares held by First Chicago in your ESPP account and as authorization for First Chicago to deliver such Shares to the Depositary.

     If you have any questions with regard to the Offer to Purchase and associated tender offer materials in connection with the Offer, or if you have not received any of the offer materials, please call Innisfree M&A Incorporated at 1-888-750-5834.

     If you have any questions with regard to your ESPP account Shares held by First Chicago, please call First Chicago's Shareholder Services staff at 1-800-311-4816.

                                       Sincerely,

                                       First Chicago Trust Company of New York, as
                                       Administrator of The Turner Corporation
                                       Employee Stock Purchase Plan